CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axiologix Education Corporation

We hereby consent to the inclusion in this Registration Statement on Form S-1/A, of our report dated August 7, 2009 of Axiologix Education Corporation, relating to the financial statements as of May 31, 2009 and for the period from inception to May 31, 2009, and to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

February 18, 2010